Exhibit 1.3

Neovasc Inc.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2015 AND 2014

(Expressed in United States dollars)

CONTENTS

Page

Independent Auditor’s Report	2 – 3

Consolidated Statements of Financial Position	4

Consolidated Statements of Loss and Comprehensive Loss	5

Consolidated Statements of Changes in Equity	6

Consolidated Statements of Cash Flows	7

Notes to the Consolidated Financial Statements	8 – 27

Report of Independent Registered Public Accounting Firm	Grant Thornton LLP Suite 1600, Grant Thornton Place 333 Seymour Street Vancouver, BC V6B 0A4 T +1 604 687 2711 F +1 604 685 6569 www.GrantThornton.ca

To the Board of Directors and Shareholders of
Neovasc Inc.

We have audited the accompanying consolidated financial statements of Neovasc Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The audit of the consolidated statement of financial position as at December 31, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Canadian generally accepted auditing standards. The audit of the consolidated statement of financial position as at December 31, 2014 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flow for the year then ended, was conducted in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd

2

An audit involves performing procedures to obtain audit evidence about, and examining on a test basis, the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We were not engaged to provide an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Neovasc Inc. as at December 31, 2015 and December 31, 2014 and its financial performance and its cash flows for the years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Vancouver, Canada
March 29, 2016	Chartered Professional Accountants

3

NEOVASC INC.

Consolidated Statements of Financial Position

As at December 31,

(Expressed in United States dollars)

	Notes	2015	2014

ASSETS
Current assets
Cash and cash equivalents	6	$55,026,171	$5,193,561
Investments	7	-	10,343,999
Accounts receivable	8	1,736,941	1,543,817
Inventory	9	598,136	410,290
Prepaid expenses and other assets		146,590	223,483
Total current assets		57,507,838	17,715,150

Non-current assets
Property, plant and equipment	10	3,720,556	2,653,271
Total non-current assets		3,720,556	2,653,271

Total assets		$61,228,394	$20,368,421

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable and accrued liabilities	11	$3,232,971	$2,166,268
Current portion of long-term debt	12	-	38,437
Total current liabilities		3,232,971	2,204,705

Non-current liabilities
Long-term debt	12	-	135,875
Total non-current liabilities		-	135,875

Total liabilities		3,232,971	2,340,580

Equity
Share capital	14	161,505,037	89,357,061
Contributed surplus	14	20,569,110	17,632,809
Accumulated other comprehensive loss		(8,790,011)	(403,806)
Deficit		(115,288,713)	(88,558,223)
Total equity		57,995,423	18,027,841

Total liabilities and equity		$61,228,394	$20,368,421

See Accompanying Notes to the Consolidated Financial Statements

4

NEOVASC INC.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31,

(Expressed in United States dollars)

	Notes	2015	2014

REVENUE
Reducer		$526,412	$-
Product sales		353,736	2,054,042
Contract manufacturing		3,236,978	3,033,976
Consulting services		5,812,814	9,282,649
	15	9,929,940	14,370,667

COST OF GOODS SOLD	17	6,938,134	9,146,371
GROSS PROFIT		2,991,806	5,224,296

EXPENSES
Selling expenses	17	655,669	157,390
General and administrative expenses	17	13,913,076	10,725,658
Product development and clinical trials expenses	17	17,181,395	11,611,420
		31,750,140	22,494,468

OPERATING LOSS		(28,758,334)	(17,270,172)

OTHER INCOME/(EXPENSE)
Interest income		577,006	198,677
Interest expense		(2,538)	(6,991)
Loss on disposal of property and equipment		-	(29,406)
Gain/(Loss) on foreign exchange		1,620,727	(67,853)
		2,195,195	94,427
LOSS BEFORE TAX		(26,563,139)	(17,175,745)

Tax expense		(167,351)	-

LOSS FOR THE YEAR		$(26,730,490)	$(17,175,745)

OTHER COMPREHENSIVE LOSS FOR THE YEAR
Exchange difference on translation		(8,386,205)	(978,980)

LOSS AND COMPREHENSIVE LOSS FOR THE YEAR		$(35,116,695)	$(18,154,725)

LOSS PER SHARE
Basic and diluted loss per share	19	$(0.41)	$(0.33)

See Accompanying Notes to the Consolidated Financial Statements

5

NEOVASC INC.

Consolidated Statements of Changes in Equity

(Expressed in United States dollars)

	Notes	Share Capital	Contributed Surplus	Accumulated Other Comprehensive Loss	Deficit	Total Equity

Balance at January 1, 2014		$66,232,030	$9,861,634	$575,174	$(71,382,478)	$5,286,360

Issue of share capital pursuant to a bought deal prospectus offering	14(b)(i)	22,571,405	-	-	-	22,571,405
Share issue costs	14(b)(i)	(454,669)	-	-	-	(454,669)
Issue of share capital on exercise of options	14(b)	1,008,295	(832,616)	-	-	175,679
Share-based payments	14(b)	-	8,603,791	-	-	8,603,791
Transaction with owners during the year		23,125,031	7,771,175	-	-	30,896,206

Loss for the year		-	-	-	(17,175,745)	(17,175,745)

Other comprehensive loss for the year		-	-	(978,980)	-	(978,980)

Balance at December 31, 2014		$89,357,061	$17,632,809	$(403,806)	$(88,558,223)	$18,027,841

Issue of share capital pursuant to an underwritten public offering	14(b)(iii)	74,883,850	-	-	-	74,883,850
Share issue costs	14(b)(iii)	(5,004,640)	-		-	(5,004,640)
Issue of share capital on exercise of options	14(b)	2,268,766	(1,177,864)	-	-	1,090,902
Share-based payments	14(b)	-	4,114,165	-	-	4,114,165
Transaction with owners during the year		72,147,976	2,936,301	-	-	75,084,277

Loss and comprehensive loss for the year		-	-	-	(26,730,490)	(26,730,490)

Other comprehensive loss for the year		-	-	(8,386,205)	-	(8,286,205)

Balance at December 31, 2015		$161,505,037	$20,569,110	$(8,790,011)	$(115,288,713)	$57,995,423

See Accompanying Notes to the Consolidated Financial Statements

6

NEOVASC INC.

Consolidated Statements of Cash Flows

For the years ended December 31,

(Expressed in United States dollars)

	Notes	2015	2014

OPERATING ACTIVITIES
Loss for the year		$(26,730,490)	$(17,175,745)
Adjustments for:
Depreciation	17	503,709	339,372
Share-based payments	17	4,114,165	8,603,791
Loss on disposal of fixed assets		-	29,406
Write-down accounts receivable		25,893	192,412
Interest income		(609,493)	(198,677)
Interest expense		2,538	6,991
		(22,693,678)	(8,202,450)

Net change in non-cash working capital items:
Accounts receivable		(468,478)	(574,042)
Inventory		(269,605)	3,334
Prepaid expenses and other assets		31,592	(210,530)
Accounts payable and accrued liabilities		1,527,656	821,198
		821,165	39,960

Interest paid and received:
Interest received		592,093	106,035
Interest paid		(2,538)	(6,991)
		589,555	99,044

Net cash applied to operating activities		(21,282,958)	(8,063,446)

INVESTING ACTIVITES
Redemption of / (Investment in) guaranteed investment certificates	7	9,322,492	(10,900,599)
Purchase of property, plant and equipment	10	(2,143,128)	(1,120,345)
Net cash from / (applied to) investing activities		7,179,364	(12,020,944)

FINANCING ACTIVITIES
Repayment of long-term debt	12	(164,364)	(37,456)
Proceeds from share issue pursuant to an underwritten public offering, net of share issue costs	14	69,879,210	22,116,736
Proceeds from exercise of options	14	1,090,092	175,679
Net cash from financing activities		70,804,938	22,254,959

NET CHANGE IN CASH AND CASH EQUIVALENTS		56,701,344	2,170,569

CASH AND CASH EQUIVALENTS
Beginning of the year		5,193,561	3,199,944
Exchange difference on cash and cash equivalents		(6,868,734)	(176,952)
End of the year		$55,026,171	$5,193,561

Represented by:
Cash	6	7,860,728	784,461
Cashable high interest savings accounts	6	25,490,443	4,409,100
Cashable guaranteed investment certificates	6	21,675,000	-
		$55,026,171	$5,193,561

See Accompanying Notes to the Consolidated Financial Statements

7

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

1.	INCORPORATION AND NATURE OF BUSINESS

Neovasc Inc. (“Neovasc” or the “Company”) is a limited liability company incorporated and domiciled in Canada. The Company was incorporated as Medical Ventures Corp. under the Company Act (British Columbia) on November 2, 2000 and was continued under the Canada Business Corporations Act on April 19, 2002. On July 1, 2008, the Company changed its name to Neovasc Inc.

Neovasc is the parent company. The consolidated financial statements of the Company as at December 31, 2015 and December 31, 2014 and for the years ended December 31, 2015 and 2014 comprise the Company and its subsidiaries, all of which are wholly owned. The Company’s principal place of business is located at Suite 5138 – 13562 Maycrest Way, Richmond, British Columbia, V6V 2J7 and the Company’s registered office is located at Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, V7X 1L3, Canada. The Company's shares are listed on the Toronto Stock Exchange (TSX:NVC) and the Nasdaq Capital Market (NASDAQ:NVCN).

Neovasc is a specialty medical device company that develops, manufactures and markets products for the rapidly growing cardiovascular marketplace.  Its products include the Tiara™ for the transcatheter treatment of mitral valve disease and the Neovasc Reducer™ for the treatment of refractory angina.

2.	BASIS OF PREPARATION

(a)	Statement of compliance with IFRS

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

(b)	Basis of measurement

The Company’s consolidated financial statements have been prepared on the historical cost basis except as explained in the accounting policies set out in Note 3.

(c)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, Neovasc Medical Inc., Neovasc Tiara Inc., Neovasc (US) Inc., Neovasc Medical Ltd. and B-Balloon Ltd. (which is in the process of being voluntarily liquidated). All intercompany balances and transactions have been eliminated upon consolidation.

(d)	Presentation of financial statements

The Company has elected to present the 'Statement of Comprehensive Income' in a single statement.

8

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

2.	BASIS OF PREPARATION (continued)

(e)	Use of estimates and management judgment

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of estimates relate to the determination of the net realizable value of inventory (obsolescence provisions), allowance for doubtful accounts receivable, impairment of non-financial assets, useful lives of depreciable assets and expected life, volatility and forfeiture rates for share-based payments.

Inventories

The Company estimates the net realizable values of inventories, taking into account the most reliable evidence available at each reporting date. The future realization of these inventories may be affected by future technology or other market-driven changes that may reduce future selling prices.

Allowance for doubtful accounts receivable

The Company provides for bad debts by setting aside accounts receivable past due more than 121 days. Actual collectability of customer balances can vary from the Company’s estimation.

Impairment of long-lived assets

In assessing impairment, the Company estimates the recoverable amount of each asset or cash generating unit based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about future operating results and the determination of a suitable discount rate.

Useful lives of depreciable assets

The Company reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utilization of the assets.

Share-based payment

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and forfeiture rates and making assumptions about them.

Determination of functional currency

The Company determines its functional currency based on the primary economic environment in which it operates. IAS 21 The Effects of Changes in Foreign Exchange Rates outlines a number of factors to apply in determining the functional currency, which is subject to significant judgment by management. Management uses a number of factors to determine the primary economic environment in which the Company operates; it is normally the one in which it primarily generates and expends cash. As the Company is still a development stage entity it considers the currency in which it expends cash on its research and development activities to be a key element in this assessment.

Determination of presentation currency

The Company elected to adopt the United States dollar as its presentation currency, effective from the annual financial statements of the Company for the period ended December 31, 2015, to better reflect its business and to improve comparability of its financial information with other publicly traded businesses in the life sciences industry. Prior year financial statements and all comparative financial information contained herein have been recast to reflect the Company’s results as if they had been historically reported in United States dollars.

Deferred tax assets

Deferred tax assets are recognized in respect of tax losses and other temporary differences to the extent probable that there will be taxable income available against which the losses can be utilized. Judgment is required to determine the amount of deferred tax assets that can be recognized based on estimates of future taxable income.

9

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

2.	BASIS OF PREPARATION (continued)

(e)	Use of estimates and management judgment (continued)

Contingent Liabilities

Contingent liabilities are assessed continually to determine whether an outflow of resources embodying economic benefits has become probable. If it becomes probable that an outflow of future economic benefits will be required for an item previously dealt with as a contingent liability, a provision is recognized in the financial statements of the period in which the change in probability occurs. The Company has assessed the likelihood of outcome of an outflow of resources embodying economic benefits as possible but not probable. Given that further disclosure could seriously prejudice our position, the Company has applied the exception under IAS 37.92 and disclosed the general nature of the dispute, together with the fact that, and the reason why, information has not been disclosed.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Foreign currency translation

The functional currency of Neovasc and each of its subsidiaries is the Canadian dollar (See Note 2 (e)). Primary indicators in determining functional currency include the currency that influences sales prices, labour, material purchases and other costs. Other indicators include the currency in which funds from financing activities are generated, and the currency in which receipts from operations are usually retained.

Foreign currency denominated monetary assets and liabilities are translated into Canadian dollars at the period end rate of exchange. Foreign currency denominated non-monetary assets and liabilities are translated at the historical rates of exchange in effect on the date the asset was acquired or liability incurred. Foreign currency denominated revenues and expenses are translated at the rate of exchange on the date on which such transactions occur. Foreign currency gains or losses arising on the settlement of foreign-currency denominated monetary assets and liabilities are recognized in profit or loss in the period in which they arise.

The presentation currency of the consolidated financial statements is the United States dollar. The Company elected to adopt the United States dollar as its presentation currency, effective from the annual financial statements of the Company for the period ended December 31, 2015, to better reflect its business and to improve comparability of its financial information with other publicly traded businesses in the life sciences industry. Prior year financial statements and all comparative financial information contained herein have been recast to reflect the Company’s results as if they had been historically reported in United States dollars. All revenues, expenses and cash flows for each period were translated into the presentation currency using average rates for the period, or the rates in effect at the date of the transaction for significant transactions. Assets and liabilities were translated using the exchange rate at the end of the period and stockholders’ equity was translated at historical rates. The resulting translation adjustment was recorded as accumulated foreign currency translation adjustment in accumulated other comprehensive income.

As at December 31, 2015 the cumulative impact of the change in presentation currency was 8,386,205.

(b)	Financial instruments

Financial assets and financial liabilities are recognized on the Company’s consolidated statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are de-recognized when the contractual rights to the cash flows from the financial asset expire or when the contractual rights to those assets are transferred. Financial liabilities are de-recognized when the obligation specified in the contract is discharged, cancelled or expired.

The Company classifies its cash and cash equivalents, investments and accounts receivable as loans and receivables. Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method. The Company classifies its long-term debt and accounts payable and accrued liabilities as other financial liabilities. These financial liabilities are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

10

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(c)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term, highly liquid investments that are readily convertible to known amounts of cash within 90 days of purchase.

(d)	Investments

Investments include investments in high interest savings accounts (“HISAs”) and guaranteed investment certificates (“GICs”) that are readily convertible to known amounts of cash after 90 days of purchase.

(e)	Inventory

Inventory is valued at the lower of cost and net realizable value for finished goods, work in progress and raw materials. Cost is determined on a first-in, first-out basis. Cost of finished goods and work in progress includes direct material and labor costs and an allocation of manufacturing overhead and applicable shipping and handling costs. In determining net realizable value, the Company considers factors such as obsolescence, future demand for inventory and contractual arrangements with customers.

(f)	Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

As no finite useful life for land can be determined, related carrying amounts are not depreciated.

Depreciation of property, plant and equipment is recognized in profit or loss over the estimated useful lives using the following rates and methods:

Building	4% declining balance
Leasehold improvements	amortized over the life of the lease
Production equipment	30% declining balance
Computer hardware	30% declining balance
Computer software	100% declining balance
Office equipment	20% declining balance

Gains or losses arising on the disposal of property, plant and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognized in profit or loss.

(g)	Impairment of assets

Financial assets (including accounts receivable)

The Company reviews its accounts receivable at least at each reporting date to determine whether there is objective evidence that it is impaired.

The Company considers evidence of impairment for accounts receivable when the amounts are past due or when other objective information is received that a specific counterparty may default. Accounts receivable that are not considered to be individually impaired are reviewed for impairment in groups, using historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss is calculated as the difference between an asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When subsequent events cause the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

11

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(g)	Impairment of assets (continued)

Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, if it is not possible to estimate the recoverable amount of an individual asset, the asset is included in the cash-generating unit to which it belongs and the recoverable amount of the cash-generating unit is estimated. As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. A cash-generating unit is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit on a pro-rata basis.

(h)	Employee benefits

The Company provides short-term employee benefits and post-employment benefits to current employees. The short-term employee benefits includes wages, salaries, social security contributions, paid annual leave, paid sick leave and medical care. Short-term employee benefits obligations are measured on an undiscounted basis and are expensed as the related service is provided.

The Company provides post-employment benefits through defined contribution plans, including contributions to the Canadian Pension Plan and individual Registered Retirement Savings Plans of qualified employees. Contributions to defined contribution pension plans are recognized as an employee benefit expense in the years during which services are rendered by employees.

(i)	Revenue recognition

The Company earns revenue from four sources: reducer, product sales, contract manufacturing and consulting services. Revenues from these four sources are recognized as follows:

Revenue from the sale of goods is recognized when the Company has transferred to the buyer the significant risks and rewards of ownership of the goods, the Company retains neither continuing managerial involvement nor effective control over the goods sold, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

For consulting services, revenue is recognized when the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the stage of completion and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Reducer, Product sales and Contract manufacturing

For reducer, product sales and contract manufacturing, these criteria are met upon time of shipment at shipping point.

Consulting services

For consulting services, these criteria are met as the services are delivered under the terms of the related consulting services contract.

12

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(j)	Research and development

The Company is engaged in research and development. Research costs are expensed as incurred. Development costs are expensed in the period incurred, unless they meet the criteria for capitalization. The criteria include that development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Other development expenditure is recognized in profit or loss as incurred. Management reviews the applicable criteria on a regular basis and if the criteria are no longer met, any remaining unamortized balance is written off as a charge to profit or loss. Research and development costs are reduced by any scientific research and experimental development tax credits to which the Company is entitled.

(k)	Government assistance

Government assistance, consisting of grants and scientific research and experimental development tax credits, is recorded as a reduction of either the related expense or the cost of the asset to which it relates. The assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the assistance program and when there is reasonable assurance that the assistance will be realized.

(l)	Interest income and interest expense

Interest income comprises interest income from HISAs and GICs. Interest income is recognized in profit or loss, using the effective interest method.

Interest expense comprises interest expense on the long-term debt. Interest expense is recognized in profit or loss using the effective interest method.

(m)	Operating lease

Leases where the Company does not assume substantially all the risks and rewards of ownership are classified as operating leases. Payments on operating lease are recognized as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

(n)	Income taxes

Tax expense represents current tax and deferred tax. Tax is recognized in profit or loss except to the extent it relates to items recognized in other comprehensive income or directly in equity. Current tax is based on the taxable profits for the year, and is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their respective carrying amounts in the consolidated financial statements. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither the accounting profit nor taxable profit. Deferred tax assets are recognized to the extent that it is probable that the future taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized. Deferred tax assets and liabilities are offset when the Company has a right and intention to offset tax assets and liabilities from the same taxation authority.

Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability settled.

13

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(o)	Equity

Share capital represents the value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from share capital.

From time to time the Company issues units consisting of common shares and common share purchase warrants. The Company estimates the fair value of the common shares based on their market price on the date of the issuance of the units. The residual difference, if any, between the unit price and the fair value of each common share represents the fair value attributable to each warrant. Any transaction costs associated with the issuance of units are apportioned between the common shares and warrants based on their relative fair values.

Professional, consulting, regulatory fees and other costs that are directly attributable to financing transactions are deferred until such time as the transactions are completed. Share issue costs are charged to share capital when the related shares are issued. Costs relating to financing transactions that are abandoned are charged to profit and loss.

Contributed surplus includes the fair value of vested stock options (see Note 3(p)).

Deficit includes all current and prior period losses.

(p)	Share-based payments

The Company has an equity-settled share-based stock option plan. The Company grants stock options to buy common shares of the Company to directors, officers, employees and consultants (see Note 14(c)).

The fair value of the stock options awarded to employees, directors, officers and service providers is measured at grant date, using the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company's common shares, based on historic market price volatility, and an expected life of the options. The fair value of the options is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the options. The amount recognized as expense is adjusted to reflect the number of stock options expected to vest.

For stock options with non-vesting conditions, the grant date fair value of the options is recognized to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

(q)	Loss per share

Loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common shares outstanding during the year for the effects of all potentially dilutive shares, only when their conversion to shares would decrease earnings per share or increase loss per share.

(r)	Operating segment

The Company operates its business in one segment. The Company reports information about revenues from customers for reducer, products sales, contract manufacturing and consulting services, from geographical areas, and from major customers (see Note 15).

14

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(s)	Future accounting pronouncements

The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective. The Company has not early adopted any of these standards, but will adopt by their respective mandatory application date. The Company is currently assessing their impact on its consolidated financial statements.

IFRS 9 Financial Instruments will replace IAS 39 Financial Instruments: Recognition and Measurement. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. IFRS 9 has also been amended not to require the restatement of comparative period financial statements for the initial application of the classification and measuring requirements of IFRS 9, but instead requires modified disclosures on transition to IFRS 9. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2018. Early application of this standard is permitted.

IFRS 15 Revenue from Contracts with Customers will replace IAS 18 Revenue and IAS 11 Construction Contracts. The new standard provides guidance on whether revenue is to be recognized over time or at a point in time, and expands and improves disclosures about revenue. The standard does not apply to certain contracts such as lease, insurance, financing arrangements, and guarantees other than product warranties. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2018. Early application of this standard is permitted.

IFRS 16 Leases sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. All leases result in the lessee obtaining the right to use an asset at the start of the lease and, if lease payments are made over time, also obtaining financing. Accordingly, from the perspective of the lessee, IFRS 16 eliminates the classification of leases as either operating leases or finance leases as is required by IAS 17 Leases and, instead, introduces a single lessee accounting model. From the perspective of the lessor, IFRS 16 substantially carries forward the accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and accounts for those two types of leases differently. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2019. Early application of this standard is permitted.

4.	MANAGING CAPITAL

The Company’s objectives, when managing capital, are to safeguard cash as well as maintain financial liquidity and flexibility in order to preserve its ability to meet financial obligations and deploy capital to grow its business. In the definition of capital, the Company includes equity and long-term debt. There has been no change in the definition since the prior period.

The Company’s financial strategy is designed to maintain a flexible capital structure consistent with the objectives stated above and to respond to business growth opportunities and changes in economic conditions. In order to maintain or adjust its capital structure, the Company may issue new shares, or new debt (secured, unsecured, convertible and/or other types of available debt instruments).

The capital of the Company is comprised of:

	December 31, 2015	December 31, 2014

Equity	$57,995,423	$18,027,841
Debt	-	174,312
	$57,995,423	$18,202,153

For the years ended December 31, 2015 and 2014 there were no changes in the Company’s capital management policy.

15

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

5.	FINANCIAL RISK MANAGEMENT

The carrying amounts of financial assets and financial liabilities in each category are as follows:

	Note	December 31, 2015	December 31, 2014
Loans and receivables
Cash and cash equivalents	6	$55,026,171	$5,193,561
Investments	7	-	10,343,999
Accounts receivable	8	1,736,941	1,543,817
		$56,763,112	$17,081,377

Other financial liabilities
Accounts payable and accrued liabilities	11	$3,232,971	$2,166,268
Debt	12	-	174,312
		$3,232,971	$2,340,580

The carrying amount of cash and cash equivalents, accounts receivable, investments, and accounts payable and accrued liabilities is considered a reasonable approximation of fair value due to their short term nature.

In 2014, the fair value of the debt was $161,472, estimated using a present value technique discounting cash flows using an interest rate of 3.5%, and was considered a level 2 fair value measurement.

(a)	Foreign exchange risk

The majority of the Company’s revenues are derived from product sales in the United States and Europe, primarily denominated in United States and European Union currencies. Management has considered the stability of the foreign currency and the impact a change in the exchange rate may have on future earnings during the forecasting process. United States and European Union currency represents approximately 58% and 42% of the revenue for year ended December 31, 2015 (year ended December 31, 2014: 39% and 51% respectively). A 10% change in the foreign exchange rates for United States and European Union currencies will result in a change in revenues of approximately $570,000 and $419,000 respectively for the year ended December 31, 2015. A 10% change in the foreign exchange rates for the United States and European Union currencies for foreign currency denominated accounts receivable will impact net income by approximately $84,000 and $60,000 respectively (2014: $26,000 and $69,000), and a similar change for foreign currency denominated accounts payable will impact net income by approximately $164,000 and $24,000 respectively as at December 31, 2015 (2014: $83,000 and $22,000). The Company does not hedge its foreign exchange risk.

(b)	Interest rate risk

The Company receives interest on its investment in HISAs at variable interest rates. A 1% change in the interest rate on the investment in HISAs will impact net income as at December 31, 2015 by approximately $255,000 (2014: $44,000).

In 2014, the debt had a floating interest rate of prime plus 0.500% per annum. Management considered the risks to cash flows from this variable interest portion and determined it was unlikely the interest rates would increase sufficiently to exceed the fixed monthly payment due on the debt. A 1% change in the interest rate on the debt would have impacted the 2014 income by approximately $1,700.

The Company is not exposed to cash flow interest rate risk on fixed rate cash balances, fixed rate GICs and short term accounts receivable without interest.

16

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

5.	FINANCIAL RISK MANAGEMENT (continued)

(c)	Liquidity risk

As at December 31, 2015, the Company had $55,026,171 in cash and cash equivalents. The cash used in operations during the year ended December 31, 2015 was $21,282,958. As at December 31, 2015, the Company had working capital of $54,274,867 as compared to working capital of $15,510,445 at December 31, 2014.

The Company monitors its cash flow on the monthly basis and compares actual performance to the budget for the fiscal year. The Company believes it has sufficient funds for the next 12 months but further into the future the Company is dependent on the profitable commercialization of its products or obtaining additional debt or equity financing to fund ongoing operations until profitability is achieved.

As at December 31, 2015 and 2014, the Company’s non-derivative financial liabilities have maturities (including interest payments where applicable) as summarized below:

	Current		Non-current
December 31, 2015	Within 6 months	6 to 12 months	1 to 5 years	later than 5 years
Accounts payable and accrued liabilities	$3,232,971	$-	$-	$-
	$3,232,971	$-	$-	$-

December 31,2014
Accounts payable and accrued liabilities	$2,166,268	$-	$-	$-
Long-term debt	21,179	21,179	141,196	-
	$2,187,447	$21,179	$141,196	$-

(d)	Credit risk

Credit risk arises from the possibility that the entities to which the Company sells products may experience financial difficulty and be unable to fulfill their contractual obligations. This risk is mitigated by proactive credit management policies that include regular monitoring of the debtor’s payment history and performance. The Company does not require collateral from its customers as security for trade accounts receivable but may require certain customers to pay in advance of any work being performed or product being shipped.

The maximum exposure, if all of the Company’s customers were to default at the same time is the full carrying value of the trade accounts receivable at December 31, 2015: $1,393,533 (2014: $1,236,500).

As at December 31, 2015, the Company had $91,813 (as at December 31, 2014: $2,057) of trade accounts receivable that was overdue, according to the customers’ credit terms. During the year ended December 31, 2015 the Company wrote down $25,893 of accounts receivable owed by a customer (2014: $192,412).

The Company may also have credit risk related to its cash and cash equivalents, and investments with a maximum exposure of $55,026,171 as at December 31, 2015 (2014: $15,537,560). The Company minimizes its risk to cash and cash equivalents by dealing with Canadian chartered banks.

6.	CASH AND CASH EQUIVALENTS

	December 31, 2015	December 31, 2014
Cash held in:
Canadian dollars	$635,614	$397,748
United States dollars	7,104,699	282,614
European euros	120,415	104,099
Cashable high interest savings accounts (“HISAs”)	8,738,088	4,409,100
Cashable United States dollar high interest savings accounts (“HISAs”)	16,752,355	-
Cashable guaranteed investment certificate (“GICs”)	21,675,000	-
	$55,026,171	$5,193,561

The HISAs and GICs are held in major Canadian Chartered Banks. The HISAs are fully cashable at any time and have a variable interest rate. The HISAs are fully cashable within 90 days and have fixed interest rates.

17

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

7.	INVESTMENTS

	December 31, 2015	December 31, 2014

Guaranteed investment certificates	$-	$10,343,999

8.	ACCOUNTS RECEIVABLE

	December 31, 2015	December 31, 2014

Trade receivables	$1,393,533	$1,236,500
Other receivables	343,408	307,317
	$1,736,941	$1,543,817

All amounts are short-term. The aging analysis of receivables is as follows:

	December 31, 2015	December 31, 2014

Not past due	$1,301,720	$1,234,443
Past due 0 - 30 days	89,643	2,057
30 - 60 days	1,846	-
60 - 90 days	324	-
	$1,393,533	$1,236,500

All of the Company's trade and other receivables have been reviewed for impairment. The Company wrote down $25,893 accounts receivable during the year ended December 31, 2015 (2014: $192,412).

There was no allowance for doubtful accounts at December 31, 2015 or December 31, 2014 and there was no movement in the allowance for doubtful accounts in either period.

9.	INVENTORY

	December 31, 2015	December 31, 2014

Raw materials	$492,785	$228,212
Work in progress	88,856	111,029
Finished goods	16,495	71,049
	$598,136	$410,290

During the year ended December 31, 2015 $3,134,611 (2014: $4,925,388) of inventory was expensed in cost of goods sold, and $3,354,062 (2014: $1,805,066) of inventory was used in internal development projects and expensed in product development and clinical trial expenses.

During the years ended December 31, 2015 and 2014 the Company did not write down any obsolete inventory.

18

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

10.	PROPERTY, PLANT AND EQUIPMENT

	Land	Building	Leasehold improvements	Production equipment	Computer hardware	Computer software	Office equipment	Total

COST

Balance at January 1, 2014	$194,948	$1,529,710	$72,356	$1,059,282	$299,350	$290,218	$207,232	$3,653,096
Additions during the year	-	348,580	36,514	364,660	191,665	33,303	145,623	1,120,345
Disposals during the year	-	-	(70,671)	-	-	-	(27,139)	(97,810)
Cumulative translation adjustment	(16,214)	(136,868)	(2,771)	(104,960)	(33,302)	(25,968)	(21,490)	(341,573)
Balance at December 31, 2014	$178,734	$1,741,422	$35,428	$1,318,982	$457,713	$297,553	$304,226	$4,334,058

Additions during the year	253,198	805,810	93,361	833,690	52,914	80,455	23,700	2,143,128
Cumulative translation adjustment	(57,166)	(346,428)	(10,780)	(281,957)	(79,537)	(51,650)	(51,681)	(879,199)
Balance at December 31, 2015	$374,766	$2,200,804	$118,009	$1,870,715	$431,090	$326,358	$276,245	$5,597,987

ACCUMULATED DEPRECIATION

Balance at January 1, 2014	$-	$326,144	$29,247	$587,224	$183,916	$280,789	$142,642	$1,549,962
Depreciation for the year	-	46,456	32,714	163,152	56,028	22,956	18,066	339,372
Disposals during the year	-	-	(60,504)	-	-	-	(7,899)	(68,403)
Cumulative translation adjustment	-	(29,305)	(499)	(56,111)	(17,790)	(24,318)	(12,121)	(140,144)
Balance at December 31, 2014	$-	$343,295	$958	$694,265	$222,154	$279,427	$140,688	$1,680,787

Depreciation for the year	-	51,010	34,119	270,231	78,158	36,817	33,374	503,709
Cumulative translation adjustment		(59,066)	(2,062)	(130,469)	(42,706)	(47,318)	(25,444)	(307,065)
Balance at December 31, 2015	$-	$335,239	$33,015	$834,027	$257,606	$268,926	$148,618	$1,877,431

CARRYING AMOUNTS

As at December 31, 2014	$178,734	$1,398,127	$34,470	$624,717	$235,559	$18,126	$163,538	$2,653,271
As at December 31, 2015	$374,766	$1,865,565	$84,994	$1,036,688	$173,484	$57,432	$127,627	$3,720,556

19

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2015	December 31, 2014

Trade payables	$2,515,815	$1,843,823
Accrued vacation	167,604	240,101
Accrued liabilities	221,167	56,030
Tax payables	155,169	-
Other payables	173,216	26,314
	$3,232,971	$2,166,268

12.	LONG-TERM DEBT

	December 31, 2015	December 31, 2014

Bank installment loan	$-	$174,312
Less current portion	-	(38,437)
	$-	$135,875

Repayments consist of 180 regular blended payments of $3,202 each month, including interest and principal, commencing on September 1, 2007 and ending on or before August 1, 2022. The loan agreement as amended on September 27, 2013, is collateralized by a first charge over the Company’s land and buildings and a general security agreement over all personal property of the business now owned and all personal property acquired in the future. The loan bears interest at prime plus 0.500% per annum.

In June 2015, the Company repaid the long-term debt.

Principal maturities in the next five years and thereafter are approximately as follows:

	December 31, 2015	December 31, 2014

Year 1	$-	$38,437
Year 2	-	39,543
Year 3	-	40,503
Year 4	-	41,485
Year 5	-	14,344
	$-	$174,312

More information about the Company’s exposure to interest rate and liquidity risk is given in Notes 5(b) and 5(c).

20

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

13.	INCOME TAXES

The relationship between the expected tax expense based on the combined federal and provincial income tax rate in Canada and the reported tax expense in the consolidated statement of comprehensive income can be reconciled as follows:

	For the years ended December 31,
	2015	2014

Loss before income taxes	$(26,563,139)	$(17,175,745)

Statutory tax rate	26.00%	26.00%

Recovery of income taxes based on the combined Canadian federal
and provincial statutory rates	(6,906,416)	(4,465,694)

Share-based remuneration	1,061,468	2,229,252
Foreign exchange adjustment	126,654	64,424
Other permanent differences	(2,352,402)	(166,443)
Unrecognized deferred tax benefits	8,191,467	2,327,737
Difference in tax rates between foreign jurisdictions and Canada	46,580	10,724
Income tax expense	$167,351	$-

The Company recorded no deferred tax assets in the consolidated statement of financial position. The unrecognized deferred tax assets include tax losses, research and development pools and differences between the carrying amount and the tax basis of the following items:

	For the years ended December 31,
	2015	2014
Deferred tax assets
Investment tax credits	$3,454,503	$3,409,687
Capital assets	212,311	492,472
Share issue expenses	999,066	96,968
Non-capital loss carry forwards	9,962,235	12,320,068
Foreign exchange	1,093	(34,138)
Research and development expenditures	3,523,925	2,958,635
Deferred compensation	29,907	-
	$18,183,040	$19,243,692

As at December 31, 2015, the Company has approximately $13 million of research and development expenditures available to reduce income taxes in the future periods, with no expiry date. The Company has loss carry forward balances for income tax purposes of approximately $38 million that are available to reduce income taxes in the future periods, if any, expiring at various times through to the year 2035. The Company also has investment tax credits of approximately $4 million available to reduce income taxes in the future periods, if any, expiring at various times through to the year 2035.

21

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

14.	SHARE CAPITAL

All common shares are equally eligible to receive dividends and the repayment of capital and represent one vote at shareholders’ meetings.

All preferred shares have no voting rights at shareholders’ meetings but on liquidation, winding-up or other distribution of the Company’s assets are entitled to participate in priority to common shares. There are no preferred shares issued and outstanding.

(a)	Authorized

Unlimited number of common shares without par value.

Unlimited number of preferred shares without par value.

(b)	Issued and outstanding

	Common Shares		Contributed
	Number	Amount	Surplus

Balance, January 1, 2014	48,215,080	$66,232,030	$9,861,634
Issued for cash pursuant to bought deal prospectus offering (i)	4,192,000	22,571,405	-
Share issue costs (i)	-	(454,669)	-
Issued for cash on exercise of options	601,459	846,473	(670,794)
Issued on net exercise of options (ii)	833,805	161,822	(161,822)
Share-based payments	-	-	8,603,791
Balance, December 31, 2014	53,842,344	$89,357,061	$17,632,809
Issued for cash pursuant to an underwritten public offering (iii)	10,415,000	74,883,850	-
Share issue costs (iii)	-	(5,004,640)	-
Issued for cash on exercise of options	2,507,603	2,268,766	(1,177,864)
Share-based payments	-	-	4,114,165
Balance, December 31, 2015	66,764,947	$161,505,037	$20,569,110

(i)	On March 26, 2014, the Company closed a bought deal equity prospectus offering underwritten by Cormark Securities Inc., which placed 4,192,000 common shares of Neovasc at a price of C$6.00 per common share, for gross cash proceeds to the Company of C$25,152,000 . The share issue costs were $454,669.

(ii)	On May 26, 2014, 962,500 options were exercised under a net exercise provision in the stock option plan. Under this provision the Company issued fully paid and non-assessable common shares to the option holder equal to the number of options exercised multiplied by the quotient obtained by dividing the result of the market price of one common share on the date of the exercise less the exercise price per common share by the market price of one common share on the date of the exercise. These options were issued on a net settlement basis which is less dilutive to existing shareholders. The Company did not receive cash proceeds from the exercise of the options but issued fewer common shares on the exercise of the options.

(iii)	On February 3, 2015, the Company closed an underwritten public offering of 12,075,000 common shares of the Company (of which 10,415,000 common shares were issued from treasury) at a price per share of US$7.19 for aggregate gross proceeds of $74,883,850 for the Company and $11,935,400 for the selling security holders (including some directors, officers and employees). The share issue costs incurred by the Company were $5,004,640.

22

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

14. SHARE CAPITAL (continued)

(c)	Stock options

The Company adopted an equity-settled stock option plan under which the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers (the “optionees”) of the Company on terms that the directors of the Company may determine within the limitations set forth in the stock option plan. Effective June 18, 2014, at the Annual General Meeting (“AGM”), the board of directors and shareholders of the Company approved an amendment to the Company's incentive stock option plan to increase the number of options available for grant under the plan to 10,515,860, representing approximately 20% of the number of common shares of the Company outstanding on May 16, 2014.

Options under the Company’s stock option plan granted to directors, officers and employees vest immediately on the grant date, unless a vesting schedule is specified by the board. The directors of the Company have discretion within the limitations set forth in the stock option plan to determine other vesting terms on options granted to directors, officers, employees and others. The minimum exercise price of a stock option cannot be less than the applicable market price of the common shares on the date of the grant and the options have a maximum life of ten years from the date of grant. The Company also assumed options from the acquisition of Neovasc Medical Ltd. and B-Balloon Ltd which were not issued under the Company’s stock option plan. The following table summarizes stock option activity for the respective periods as follows:

		Weighted average		Average remaining
	Number of options	exercise price		contractual life (years)
Options outstanding, January 1, 2014	8,784,920	C$	1.04	2.20
Granted	2,150,000		6.52
Exercised for cash	(601,459)		0.32
Exercised under net exercise provision 14(b)(ii)	(962,500)		0.95
Forfeited	(24,572)		3.47
Options outstanding, December 31, 2014	9,346,389	C$	2.37	2.19
Options exercisable, December 31, 2014	8,331,895	C$	2.09	1.99

Granted	1,423,677	C$	8.57
Exercised	(2,507,603)		0.53
Forfeited	(127,760)		8.46
Options outstanding, December 31, 2015	8,134,703	C$	3.92	2.22
Options exercisable, December 31, 2015	6,491,040	C$	3.15	1.78

The following table lists the options outstanding at December 31, 2015 by exercise price:

Exercise price	Options outstanding	Weighted average remaining term (yrs)	Options exercisable	Weighted average remaining term (yrs)
C$0.01	86,280	2.06	86,280	2.06
C$0.97-1.45	3,608,500	0.68	3,570,700	0.61
C$2.00-4.25	982,606	2.27	775,804	2.25
C$5.00-7.00	2,550,570	3.62	1,806,347	3.40
C$7.00-9.00	373,000	4.58	77,000	4.58
C$10.00-13.00	533,747	4.23	174,909	4.21
	8,134,703		6,491,040

The following table lists the options outstanding at December 31, 2014 by exercise price:

Exercise price	Options outstanding	Weighted average remaining term (yrs)	Options exercisable	Weighted average remaining term (yrs)
C$0.01	236,308	2.60	236,308	2.60
C$0.20-0.40	1,789,875	0.18	1,789,875	0.18
C$0.97-1.45	4,123,900	1.64	3,996,250	1.40
C$2.00-4.25	1,051,006	3.27	720,402	3.22
C$5.00-7.00	2,145,300	4.35	1,589,060	4.31
	9,346,389		8,331,895

23

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

14.	SHARE CAPITAL (continued)

(c)	Stock options (continued)

The weighted average share price at the date of exercise for share options exercised for the year ended December 31, 2015 was $6.98 (2014: $6.15). During the year ended December 31, 2015, the Company recorded $4,114,165 as compensation expense for share-based compensation awarded to eligible optionees (2014: $8,603,791). The Company used the Black-Scholes Option Pricing Model to estimate the fair value of the options at each measurement date using the following weighted average assumptions:

	2015	2014
Weighted average fair value	$4.85	$4.69
Dividend yield	nil	nil
Volatility	76%	110%
Risk-free interest rate	0.75%	1.75%
Expected life	5 years	5 years
Forfeiture rate	1%	5%

15.	SEGMENT INFORMATION

The Company’s operations are in one business segment; the development, manufacture and marketing of medical devices. Each of the Company’s product lines has similar characteristics, customers, distribution and marketing strategies, and are subject to similar regulatory requirements. Substantially all of the Company’s long-lived assets are located in Canada. The Company carries on business in Canada. The Company earns revenue from sales to customers in the following geographic locations:

	For the years ended December 31,
	2015	2014

REVENUE
United States	$4,932,791	$3,995,927
Europe	4,831,678	9,921,964
Israel	165,471	452,776
	$9,929,940	$14,370,667

Sales to the Company’s four largest customers accounted for approximately 30%, 29%, 18% and 10% of the Company’s sales for the year ended December 31, 2015. Sales to the Company’s four largest customers accounted for approximately 35%, 23%, 15% and 14% of the Company’s sales for the year ended December 31, 2014.

16.	EMPLOYEE BENEFITS EXPENSE

	For the years ended December 31,
	2015	2014

Salaries and wages	$8,688,806	$6,331,502
Pension plan and employment insurance	517,592	380,206
Contribution to defined contribution pension plan	279,968	119,753
Health benefits	744,297	468,773
Cash-based employee expenses	10,230,663	7,300,234
Share-based payments	4,114,165	8,603,791
	$14,344,828	$15,904,025

24

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

17.	DEPRECIATION, SHARE-BASED PAYMENTS, EMPLOYEE AND OTHER EXPENSES

	For the years ended December 31,
	2015	2014

COST OF GOODS SOLD
Depreciation	$165,884	$122,579
Share-based payments	310,360	232,433
Cash-based employee expenses	3,810,720	3,493,560
Other expenses	2,651,170	5,297,799
TOTAL COST OF GOODS SOLD	$6,938,134	$9,146,371

EXPENSES
Selling expenses
Depreciation	$-	$348
Share-based payments	120,780	9,399
Cash-based employee expenses	31,447	65,581
Other expenses	503,442	82,062
	655,669	157,390

General and administrative expenses
Depreciation	78,544	75,447
Share-based payments	1,323,583	4,803,731
Cash-based employee expenses	2,128,392	1,424,403
Litigation expenses	7,058,226	834,288
Other expenses	3,324,331	3,587,789
	13,913,076	10,725,658

Product development and clinical trials expenses
Depreciation	259,281	140,998
Share-based payments	2,359,442	3,558,228
Cash-based employee expenses	4,260,104	2,316,690
Other expenses	10,302,568	5,595,504
	17,181,395	11,611,420

TOTAL EXPENSES	$31,750,140	$22,494,468

Depreciation per Statements of Cash Flows	$503,709	$339,372

Share-based payments per Statements of Cash Flows	$4,114,165	$8,603,791

Cash-based employee expenses (see Note 16)	$10,230,663	$7,300,234

Litigation expenses are legal and other expenses incurred in litigation matters during the year. It does not include any provision or contingent liability estimated by management (See Note 21).

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NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

18.	OPERATING LEASES

The Company entered into an agreement for additional office space in August 2013. The agreement does not contain any contingent rent clauses, renewal or purchase options or escalation clauses. The term of the lease is 24 months commencing on August 1, 2013. This lease was renegotiated in September 2014. The term of the lease is 24 months commencing on August 1, 2015.

The Company entered into an agreement for additional office space in September 2014. The agreement does not contain any contingent rent clauses, renewal or purchase options or escalation clauses. The term of the lease is 36 months commencing on October 1, 2014.

The Company entered into an agreement for additional office space in September 2014 in Minneapolis. The agreement does not contain any contingent rent clauses, renewal or purchase options or escalation clauses. The original term of the lease is 66 months commencing on September 1, 2014. Additional office space was added in July 2015 in Minneapolis. The term of the combined lease is 59 months commencing on July 1, 2015.

The Company entered into an agreement for additional office space in May 2015. The agreement does not contain any contingent rent clauses, renewal or purchase options or escalation clauses. The term of the lease is 32 months commencing on May 1, 2015.

The future minimum operating lease payments due over the next five years are as follows:

	As at December 31,
	2015	2014

Year 1	$209,753	$154,291
Year 2	179,718	179,506
Year 3	77,519	180,744
Year 4	79,843	60,407
Year 5	33,835	45,085
Thereafter	-	7,663
	$580,668	$627,696

Lease payments recognized as an expense during the year ended December 31, 2015 amount to $262,765 (2014: $108,045).

19.	LOSS PER SHARE

Both the basic and diluted loss per share have been calculated using the loss attributable to shareholders of the Company as the numerator. The weighted average number of common shares outstanding used for basic loss per share for the year ended December 31, 2015 amounted to 65,397,132 shares (2014: 52,289,492 shares).

	For the years ended December 31,
	2015	2014

Weighted average number of common shares	65,397,132	52,289,492
Loss for the period	(26,730,490)	(17,175,745)
Basic loss per share	$(0.41)	$(0.33)

As the Company is currently operating at a loss no dilutive potential ordinary shares have been identified as the conversion would lead to a decrease in loss per share.

26

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015 and 2014

(Expressed in United States dollars)

20.	RELATED PARTY TRANSACTIONS

The Company’s key management personnel include members of the board of directors and executive officers. The Company provides salaries or cash compensation, and other non-cash benefits to directors and executive officers.

	For the years ended December 31,
	2015	2014

Short-term employee benefits
Employee salaries and bonuses	$1,310,852	$1,038,350
Directors fees	276,472	120,989
Social security and medical care costs	33,433	22,227
	1,620,757	1,181,566

Post-employment benefits
Contributions to defined contribution pension plan	26,294	28,816

Share-based payments	1,083,985	5,866,504

Total key management remuneration	$2,731,036	$7,076,886

21.	CONTINGENT LIABILITIES

Litigation expenses are legal and other expenses incurred in litigation matters during the year. The legal costs associated with defending legal claims in the current year include a lawsuit filed by CardiAQ in the U.S. District Court for the District of Massachusetts concerning intellectual property rights ownership, unfair trade practices and a breach of contract relating to Neovasc’s transcatheter mitral valve technology, including the Tiara device and a complaint filed by CardiAQ against Neovasc in Germany requesting that Neovasc assign its right to one of its European patent applications to CardiAQ.

When the company assesses that it is more likely that no present obligation exists at the end of the reporting period and that the possibility of an outflow of economic resources embodying economic benefits is possible, but not probable, no provision is recognized and contingent liability disclosure is required. The Company has applied the disclosure exemption and not provided contingent liability disclosure as it may seriously prejudice the Company’s position in the dispute.

22.	AUTHORIZATION OF FINANCIAL STATEMENTS

The consolidated financial statements for the year ended December 31, 2015 (including comparatives) were approved by the board of directors on March 29, 2016.

(signed) Alexei Marko

Alexei Marko, Director

(signed) Steve Rubin

Steve Rubin, Director

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